Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	brian.ritchie@fd.com
jbrooks@senesco.com	212-850-5600
(732) 296-8400

Senesco Technologies Reports Third Quarter Fiscal 2009 Financial Results

NEW BRUNSWICK, N.J. (May 4, 2009) - Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today reported financial results for the three months ended March 31, 2009.

Net loss for the three month period ended March 31, 2009 was $1,331,477, or $0.07 per share, compared with a net loss of $1,482,217, or $0.08 per share, for the three month period ended March 31, 2008.  This decrease in net loss was primarily the result of a decrease in operating expenses, which was partially offset by an increase in non-cash expenses associated with the outstanding convertible notes that were issued during the year ended June 30, 2008.

Quarterly Highlights

As previously reported:

•                  Senesco announced results of maximum tolerated dose, preclinical toxicology, and efficacy / dose-range finding studies in mice for SNS-01, the Company’s multiple myeloma drug candidate.

•                  Management delivered the Company’s corporate presentation at the 11th Annual BIO CEO & Investor Conference.

“Senesco’s goal continues to be the filing of an Investigational New Drug application for SNS-01, the Company’s multiple myeloma drug candidate, before the end of calendar year 2009,” said Bruce Galton, President and CEO of Senesco.

Total revenues of $75,000 for the three month period ended March 31, 2009 consisted of a milestone payment on an agricultural license agreement.  Total revenues of $79,167 for the three month period ended March 31, 2008 consisted of a milestone payment and the amortized portion of previous milestone payments received in connection with certain agricultural license agreements.

Research and development expenses during the three month period ended March 31, 2009 were $540,494, compared with $474,176 during the three month period ended March 31, 2008, an increase of 14.1%.  This increase was primarily a result of an expansion of Senesco’s human health programs, specifically the Company’s multiple myeloma research program, which was partially offset by a decrease in the cost of Senesco’s research agreement with the University of Waterloo due to the strengthening of the U.S. dollar against the Canadian dollar.

General and administrative expenses were $532,245 for the three month period ended March 31, 2009, compared with $876,966 during the three month period ended March 31, 2008, a decrease of 39.3%.  This decrease was primarily due to a 76.2% reduction in stock-based compensation.

As of March 31, 2009, the Company had cash and investments in the amount of $2,677,581, and working capital of $2,594,256.  Senesco estimates that such amount will cover its expenses for approximately the next four months from March 31, 2009.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate a financing; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; the success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,	For the Nine Months Ended March 31,	For the Nine Months Ended March 31,	From Inception on July 1, 1998 through March 31,
	2009	2008	2009	2008	2009

Revenue	$75,000	$79,167	$275,000	$456,667	$1,450,000

Operating Expenses:
General and administrative	532,245	876,966	1,711,166	1,851,876	23,436,622
Research and development	540,494	474,176	1,624,166	1,219,325	11,581,761
Total Operating Expenses	1,072,739	1,351,142	3,335,332	3,071,201	35,018,383

Loss From Operations	(997,739)	(1,271,975)	(3,060,332)	(2,614,534)	(33,568,383)

Sale of state income tax loss, net	—	—	—	—	586,442
Other noncash income	—	—	—	—	321,259
Interest income, net	737	43,907	41,788	76,013	522,025
Amortization of debt discount and financing costs	(107,240)	(66,676)	(319,637)	(120,271)	(988,400)
Interest expense on convertible notes	(227,235)	(187,473)	(799,043)	(255,309)	(1,233,197)
Net Loss	$(1,331,477)	$(1,482,217)	$(4,137,224)	$(2,914,101)	$(34,360,254)

Basic and Diluted Net Loss Per Common Share	$(0.07)	$(0.08)	$(0.22)	$(0.17)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	19,033,091	17,583,461	18,678,109	17,510,410

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$378,193	$5,676,985
Short-term investments	2,299,388	500,000
Prepaid expenses and other current assets	889,822	180,556
Total Current Assets	3,567,403	6,357,541

Property and equipment, net	6,896	5,459
Intangibles, net	3,625,476	3,213,543
Deferred financing costs	741,462	1,059,230
Security deposit	7,187	7,187
TOTAL ASSETS	$7,948,424	$10,642,960

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$472,375	$370,167
Accrued expenses	500,772	314,267
Total Current Liabilities	973,147	684,434

Convertible note, net of discount	1,926	57
Grant payable	99,728	99,728
Other liability	17,778	23,062
TOTAL LIABILITIES	1,092,579	807,281

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares, issued and outstanding 19,511,199 and 18,375,117, respectively	195,112	183,751
Capital in excess of par	41,020,987	39,874,958
Deficit accumulated during the development stage	(34,360,254)	(30,223,030)
TOTAL STOCKHOLDERS’ EQUITY	6,855,845	9,835,679

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,948,424	$10,642,960